Exhibit 10.46

Apollo Global Management, LLC
9 West 57th Street
New York, NY 10019
November 12, 2017

Personal and Confidential
Mr. James C. Zelter
[address on file with the Company]

Dear Jim:

We refer to the letter agreement (the “Agreement”) between you and Apollo Global Management, LLC (“Apollo” or “AGM”) and its subsidiaries (collectively, the “Company”), dated June 20, 2014, regarding the terms of your employment. This letter (this “Amendment”) effects certain changes to the Agreement, as mutually agreed, in connection with your appointment as Co-President effective January 1, 2018. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

1.
Position and Reporting. Effective January 1, 2018, you shall serve as Co-President, with responsibility for Apollo’s credit business, and shall report to Joshua Harris or his successor. As Co-President, you will be the most senior executive of Apollo’s credit business, provided that Apollo subsidiary Athene Asset Management, L.P. shall be co-managed by you and James R. Belardi or his successor. You shall be a nonvoting member of the Executive Committee, including any successor or equivalent committee thereof.

2.
Annual Base Pay. During your employment with the Company, your base salary from and after January 1, 2018 shall be at the rate of $100,000, which amount shall be paid in monthly installments. All amounts payable under the Agreement (as modified by this Amendment) are subject to withholding, if applicable, in accordance with law. You shall no longer be entitled to receive a non-discretionary Annual Bonus or amounts in respect thereof but shall be eligible to receive a discretionary annual bonus.

3.
AGM Restricted Share Units. In the first quarter of 2018, you shall receive a one-time grant of 2,500,000 AGM restricted share units (“RSUs”). Such RSUs shall vest on the first five anniversaries of January 1, 2018, subject to your continued employment on each such date and the terms of an RSU award agreement under AGM’s omnibus equity incentive plan in the form previously provided to you. Such executed award agreement shall evidence the grant. Such RSUs shall accrue distribution equivalents from the date of grant, whether or not such RSUs have vested.

4.
Carry Points and Profits Interests. All existing points and interests in respect of carried interest or other incentive income vehicles managed, sponsored or advised by the Company or any of its affiliates that were previously awarded to you (including, without limitation, all CIP Points, EPF II Points, COF III Points, profits interests, other carry points, incentive income rights and Tail Rate rights) shall terminate effective after the close of business on December 31, 2017, and you shall forfeit any right to distributions (except for any distributions that may be made to you in respect of an existing tax capital account balance) that otherwise would have been made after such date in respect of such points or interests.

Effective as of January 1, 2018, you shall receive, without duplication, 50 points that entitle you to participate, directly or indirectly, in the incentive income distributions made by all Credit funds (a current list of which has been separately communicated to you), with the same vesting terms as apply to investment professionals who hold such points generally. Except as provided in the next sentence, such points may be notional points that entitle you to receive W-2 income on the same terms as apply to other senior employees in the credit business. Your points in the general partners of funds that have been separately communicated to you shall relate to actual limited partner (or similar) interests you will hold in such general partners. The vesting commencement date for your points that are subject to vesting shall be January 1, 2018.
Other than as specifically set forth above, you and the Company acknowledge and agree that, as of the close of business on December 31, 2017 (or such earlier date as you may separately agree in conjunction with your participation in credit business compensation programs), you shall have no right, contractual, contingent, or otherwise, to receive any incentive fees, management fees, or carried interest points, payments or distributions in respect of any of the foregoing from the Company or any of its affiliates.
For purposes of clarity, your existing capital commitment obligations are unchanged by this Amendment and shall continue to subsist in accordance with the applicable documentation governing such capital commitments.

5.
Coordination with Agreement. Except as otherwise set forth above, the Agreement remains in full force and effect in accordance with its terms. The Agreement, except as modified by this Amendment, shall be treated as if incorporated by reference into this Amendment. You acknowledge that the modifications to your compensation, role and reporting reflected in this Amendment shall not be construed as providing a basis for a Good Reason termination under any written arrangement of the Company.

6.
Section 409A. The Agreement (as modified by this Amendment) is intended to be exempt from, or comply with, Section 409A and to be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or affiliate to you (if you are then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Agreement (as modified by this Amendment) or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of your separation from service under Section 409A (or, if earlier, upon your death). Each payment or installment due under the Agreement (as modified by this Amendment) is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any affiliate (or any agent thereof) have any liability to you or any other person due to the failure of the Agreement (as modified by this Amendment) to satisfy the requirements of Section 409A.

7.
Counterparts. This Amendment may be executed through the use of separate signature pages or in any number of counterparts, including via facsimile or pdf, with the same effect as if the parties executing such counterparts had executed one counterpart.

Sincerely,

/s/ Lisa Barse Bernstein
Lisa Barse Bernstein
Senior Partner, Global Head of Human Capital

Read, Accepted and Agreed to:

/s/ James C. Zelter
James C. Zelter

Dated: November 12, 2017